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                                                                  Exhibit 3.1(i)
                          CERTIFICATE OF INCORPORATION

                                       OF

                       NATIONAL EQUIPMENT SERVICES, INC.


                                  ARTICLE ONE

     The name of the corporation is National Equipment Services, Inc.


                                  ARTICLE TWO


     The address of the corporation's registered office in the State of Delaware is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, in the City of Wilmington, County of New Castle 19805. The name of its registered agent at such address is The Corporation Trust Company.


                                 ARTICLE THREE


     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                  ARTICLE FOUR

                           Part A.  Authorized Shares

     The total number of shares of capital stock which the Corporation has authority to issue is 175,000 shares, consisting of:

            (1) 25,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common"); and

            (2) 150,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common").


     The Class A Common and Class B Common and any other common stock issued hereafter are referred to collectively as the "Common Stock." The shares of Common Stock shall







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have the rights, preferences and limitations set forth below.  Capitalized terms used but not otherwise defined in Part A or Part B of this Article FOUR are defined in Part C.

                              Part B. Common Stock

     Except as otherwise provided in this Part B or as otherwise required by applicable law, all shares of Class A Common and Class B Common shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

     Section 1. Voting Rights. Except as otherwise provided in this Part B or as otherwise required by applicable law, (i) all holders of Class B Common shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders, (ii) the holders of Class A Common, as a class, shall at all times be entitled to a number of votes equal to 10% of the number of votes allocable to all of the Common Stock, with each share of Class A Common to be entitled to its pro rata portion of such allocated number of votes, and (iii) the holders of Class A Common and Class B Common shall vote together as a single class.

     Section 2. Distributions. At the time of each Distribution, such Distribution shall be made to the holders of Class A Common and Class B Common outstanding as of the time of such Distribution in the following priority:

     (i) The holders of Class A Common, as a separate class, shall be entitled to receive all or a portion of such Distribution (ratably among such holders based upon the number of shares of Class A Common held by each such holder as of the time of such Distribution) equal to the aggregate Unpaid Yield on the outstanding shares of Class A Common as of the time of such Distribution, and no Distribution or any portion thereof shall be made under paragraph 2(ii) or 2(iii) below until the entire amount of the Unpaid Yield on the outstanding shares of Class A Common as of the time of such Distribution has been paid in full. The Distributions made pursuant to this paragraph 2(i) to holders of Class A Common shall constitute a payment of Yield on Class A Common.

     (ii) After the required amount of a Distribution has been made in full pursuant to paragraph 2(i) above, the holders of Class A Common, as a separate class, shall be entitled to receive all or a portion of such Distribution (ratably among such holders based upon the number of shares of Class A Common held by each such holder as of the time of such Distribution) equal to the aggregate Unreturned Original Cost of the outstanding shares of Class A Common as of the time of such Distribution, and no Distribution or any portion thereof shall be made under paragraph 2(iii) below until the entire amount of the Unreturned Original Cost of the outstanding shares of Class A Common as of the time of such Distribution has been paid in full pursuant to this paragraph 2(ii). The Distributions made pursuant to this paragraph 2(ii) to holders of Class A Common shall constitute a return of Original Cost of Class A Common.







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     (iii) After the required amount of a Distribution has been made pursuant to paragraphs 2(i) and 2(ii) above, (A) the holders of Class A Common shall be entitled to receive 10% of the remaining portion of such Distribution (ratably among such holders based upon the number of shares of Class A Common held by each such holder as of the time of such Distribution), and (B) the holders of Class B Common shall be entitled to receive 90% of the remaining portion of such Distribution (ratably among such holders based upon the number of shares of Class B Common held by each such holder as of the time of such Distribution).


     Section 3. Stock Splits and Stock Dividends. The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding Common Stock of one class unless the outstanding Common Stock of all the other classes shall be proportionately subdivided or combined. All such subdivisions and combinations shall be payable only in Class A Common to the holders of Class A Common and in Class B Common to the holders of Class B Common. In no event shall a stock split or stock dividend constitute a payment of Yield or a return of Original Cost.

     Section 4. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

     Section 5. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     Section 6. Amendment and Waiver. No amendment or waiver of any provision of this Article FOUR shall be effective without the prior written consent of the holders of a majority of the then outstanding shares of Common Stock voting as a single class; provided that no amendment directly to any terms or provisions of any class of Common Stock that adversely affects







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such class of Common Stock shall be effective without the prior consent of the holders of a majority of the then outstanding shares of such class of Common Stock.

     Section 7. Redemption. The Corporation shall apply 100% of the net cash proceeds (or such lesser amount as is necessary to redeem all of the shares of Class A Common as provided in this sentence) from an initial Public Offering remaining after deduction of all discounts, underwriters' commissions and other reasonable expenses to redeem shares of Class A Common at a price per share equal to the Unpaid Yield plus the Unreturned Original Cost with respect to such share. Such redemption shall take place on a date fixed by the Corporation, which date shall be not more than five days after the Corporation's receipt of such proceeds. The Corporation shall mail written notice of such redemption of Class A Common to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed shares. The number of shares of Class A Common to be redeemed from each holder thereof in such a redemption shall be the number of shares determined by multiplying the total number of shares to be redeemed times a fraction, the numerator of which shall be the total number of shares of Class A Common then held by such holder and the denominator of which shall be the total number of shares of Class A Common then outstanding. Any shares which are redeemed or otherwise acquired by the Corporation shall be cancelled and shall not be reissued, sold or transferred.

                              Part D. Definitions

     "Distribution" means each distribution made by the Corporation to holders of Common Stock, whether in cash, property, or securities of the Corporation and whether by dividend, liquidating distributions or otherwise; provided that neither of the following shall be a Distribution: (a) any redemption or repurchase by the Corporation of any shares of Common Stock for any reason (after which such shares shall cease to be outstanding shares) or (b) any recapitalization or exchange of any shares of Common Stock, or any subdivision (by stock split, stock dividend or otherwise) or any combination (by reverse stock split or otherwise) of any outstanding shares of Common Stock.

     "Original Cost" of each share of Class A Common shall be equal to $1,000 per share, and the "Original Cost" of each share of Class B Common shall be equal to $10 (in each case, as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Common Stock).

     "Unpaid Yield" of any share of Common Stock means an amount equal to the excess, if any, of (a) the aggregate Yield accrued on such share, over (b) the aggregate amount of Distributions made by the Corporation that constitute payment of Yield on such share.

     "Unreturned Original Cost" of any share of Common Stock means an amount equal to the excess, if any, of (a) the Original Cost of such share, over (b) the aggregate amount of Distributions made by the Corporation that constitute a return of Original Cost of such share.








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     "Yield" means, with respect to each share of Class A Common for each calendar quarter, the amount accruing on such share each day during such quarter at the rate of 10% per annum of the sum of (a) such share's Unreturned Original Cost, plus (b) Unpaid Yield thereon for all prior quarters. In calculating the amount of any Distribution to be made during a calendar quarter, the portion of a Class A Common share's Yield for such portion of such quarter elapsing before such Distribution is made shall be taken into account.

                                  ARTICLE FIVE


     The name and mailing address of the sole incorporator are as follows:



                  NAME             MAILING ADDRESS
                  ----             ---------------
                  Sanford E. Perl  200 E. Randolph Drive
                                   56th Floor
                                   Chicago, IL  60601


                                  ARTICLE SIX


     The corporation is to have perpetual existence.


                                 ARTICLE SEVEN


     In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation.


                                 ARTICLE EIGHT


     Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Election of directors need not be by written ballot unless the bylaws of the corporation so provide.








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                                  ARTICLE NINE


     To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


                                  ARTICLE TEN


     The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.


                                 ARTICLE ELEVEN


     The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 30th day of May, 1996.



                                                             /S/ SANFORD E. PERL
                                                             -------------------
                                                                 Sanford E. Perl
                                                               Sole Incorporator







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